Exhibit 99.(d)(21)

FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT

HARDING, LOEVNER FUNDS, INC.

400 Crossing Boulevard, Fourth Floor

Bridgewater, New Jersey 08807

November 2, 2020

Harding Loevner LP

400 Crossing Boulevard, Fourth Floor

Bridgewater, New Jersey 08807

Ladies and Gentlemen:

1. Global Equity Portfolio, International Equity Portfolio, International Small Companies Portfolio, Institutional Emerging Markets Portfolio, Emerging Markets Portfolio, Frontier Emerging Markets Portfolio, International Equity Research Portfolio, Global Equity Research Portfolio and Emerging Markets Research Portfolio (each, a “Fund”) are series of Harding, Loevner Funds, Inc., a Maryland corporation (“Company”). Operating expenses of each Fund are annual rates expressed as a percentage of average daily net assets.

2. Harding Loevner LP (“you”) is the Adviser to the Global Equity Portfolio, International Equity Portfolio, International Small Companies Portfolio, Institutional Emerging Markets Portfolio, Emerging Markets Portfolio and Frontier Emerging Markets Portfolio pursuant to an Investment Advisory Agreement dated August 26, 2009. You are the Adviser to the International Equity Research Portfolio pursuant to an Investment Advisory Agreement dated December 17, 2015. You are the Adviser to the Global Equity Research Portfolio and Emerging Markets Research Portfolio pursuant to an Investment Advisory Agreement dated December 19, 2016.

3. You hereby agree that you will waive a portion of the applicable management fee payable to you by each Fund and/or reimburse the Fund for its other operating expenses to the extent that the aggregate operating expenses through February 28, 2021 for each of the International Equity Portfolio, International Small Companies Portfolio, Frontier Emerging Markets Portfolio, International Equity Research Portfolio, Global Equity Research Portfolio and Emerging Markets Research Portfolio, and through February 28, 2022 for the Global Equity Portfolio, Institutional Emerging Markets Portfolio and Emerging Markets Portfolio, otherwise would exceed the applicable percentage shown in the chart below (each, a “Maximum Permitted Rate”):

Fund Name	Share Class	Maximum Permitted Rate
Global Equity Portfolio	Advisor	1.20%
	Institutional	0.90%
	Institutional Class Z	0.80%

International Equity Portfolio	Investor	1.25%

Exhibit 99.(d)(21)

	Institutional	1.00%
	Institutional Class Z	0.80%

International Small Companies Portfolio	Investor	1.40%
	Institutional	1.15%

Institutional Emerging Markets Portfolio	Institutional	1.17%
	Institutional Class Z*	1.15%

Emerging Markets Portfolio	Advisor	1.32%

Frontier Emerging Markets Portfolio	Investor	2.00%
	Institutional Class I	1.75%
	Institutional Class II	1.35%

Global Equity Research Portfolio	Institutional	0.80%

International Equity Research Portfolio	Institutional	0.75%
	Institutional Class Z	0.75%

Emerging Markets Research Portfolio	Institutional	1.15%

* With respect to Institutional Class Z of the Institutional Emerging Markets Portfolio, you agree that you will waive the applicable management fee payable to you by the Fund and/or reimburse the Fund for its other operating expenses to the extent that the aggregate operating expenses of Institutional Class Z exceed the applicable contractual management fee, through February 28, 2022.

4. You further agree that you will continue the applicable management fee waiver and/or expense reimbursement under Paragraph 3 above until the later of (A) the dates set forth above or (B) the date on which the Fund’s prospectuses are updated to reflect superseding waiver/reimbursement arrangements, if any, or the termination thereof.

5. Each Maximum Permitted Rate does not include any expenses attributable to (1) dividend expense, borrowing costs, and interest expense relating to short sales and (2) interest, taxes, brokerage commissions and extraordinary expenses, and you are not obligated to waive administrative fees or reimburse operating expenses to the extent that the Fund’s aggregate operating expenses exceed the Maximum Permitted Rate because of the aforesaid.

Exhibit 99.(d)(21)

6. This Agreement shall terminate automatically upon the termination of the Investment Advisory Agreement between you and the Company.

7. You understand that you shall look only to the assets of the relevant Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other Fund of the Company, nor any of the Company’s directors, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefore.

8. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New Jersey, except (a) Paragraph 7 shall be governed by, construed and enforced in accordance with the laws of the State of Maryland and (b) insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling. Any amendment to this Agreement shall be in writing signed by the parties hereto.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Exhibit 99.(d)(21)

HARDING, LOEVNER FUNDS, INC.

By: /s/ Richard T. Reiter
Name: Richard T. Reiter
Title: President

The foregoing Agreement is hereby

accepted as of November 2, 2020

Harding Loevner LP

By: /s/ David R. Loevner
Name: David R. Loevner
Title: Chief Executive Officer